Exhibit 99.1

Press Release

Global Power Equipment Group Inc.

Announces First Quarter 2011 Financial Results

Tulsa, Oklahoma, May 16, 2011- Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced its unaudited financial results for the three months ended March 31, 2011. These results are available on the Company’s website at www.globalpower.com.

For the three months ended March 31, 2011, the Company reported revenues of $111.6 million and net income of $0.9 million, or $0.05 per diluted common share. Revenues for the three months ended March 31, 2010 were $157.2 million and net income was $11.2 million, or $0.70 per diluted share. Services Division revenue as a percentage of consolidated revenue was 75% for the first quarter 2011, down from 78% for the same period in 2010.

“Our first quarter 2011 financial results were negatively impacted by the timing of $20 million of contracts in our Products Division that were complete and ready to ship but not released by customers for shipment until the second quarter,” said David Keller, President and CEO of Global Power. “In addition, we incurred one-time expense items in excess of $1 million during the quarter related to a potential acquisition and minor reserve adjustments. Bookings in the quarter exceeded our expectations and we are maintaining the full year 2011 directional guidance by segment provided in March. The strong build in our backlog during the quarter has increased our confidence in the strengthening of the OEM gas turbine cycle that is expected to benefit our Products Division in 2012.”

The Company generated EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations of $2.1 million and $14.9 million for the three months ended March 31, 2011 and 2010, respectively. EBITDA is a non-GAAP financial measure. A reconciliation of our income from continuing operations to EBITDA is included in the schedules attached to this press release.

In addition, the Company’s backlog increased $35.7 million from December 31, 2010 to $385.0 million as of March 31, 2011. The increase in backlog from year end was primarily attributable to increased bookings in our Products Division, however, Services Division backlog still accounted for 54% of consolidated backlog as compared to 66% at year end. Backlog is not a measure defined by GAAP, and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. Backlog may not be indicative of future operating results and projects in our backlog may be cancelled, modified or otherwise altered by our customers.

Interest expense for the three months ended March 31, 2011, was $0.3 million as compared to $2.2 million for the same period in the prior year. As of March 31, 2011, the Company had unrestricted cash of $44.0 million and $25 million of unused capacity under its revolving credit facility.

The Company will host a conference call on Tuesday, May 17, 2011 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss these results. The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers, (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 371797. The replay will be available until May 31, 2011.

About Global Power

Oklahoma-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 22, 2011 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com

The table below represents the operating results of the Company for the periods indicated:

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Product revenues	$27,761	$35,054
Service revenues	83,822	122,096

Total revenues	111,583	157,150

Cost of product revenues	22,941	26,324
Cost of service revenues	73,988	105,569

Cost of revenues	96,929	131,893

Gross profit	14,654	25,257

Selling and administrative expenses	13,425	10,859

Operating income	1,229	14,398

Interest expense	260	2,157
Reorganization expense	45	506
Income tax expense	38	1,629

Income from continuing operations	886	10,106

Discontinued operations:
Income from discontinued operations, net of tax	—	1,059

Net income	$886	$11,165

Basic earnings per weighted average common share:
Income from continuing operations	$0.06	$0.67
Income from discontinued operations	—	0.07

Income per common share - basic	$0.06	$0.74

Weighted average number of shares of common stock outstanding - basic	15,562,759	15,075,596

Diluted earnings per weighted average common share:
Income from continuing operations	$0.05	$0.63
Income from discontinued operations	—	0.07

Income per common share - diluted	$0.05	$0.70

Weighted average number of shares of common stock outstanding - diluted	16,534,643	16,043,335

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Income from continuing operations	$886	$10,106
Add back:
Income tax provision	38	1,629
Interest expense	260	2,157
Depreciation and amortization	963	1,040

EBITDA from continuing operations (1)	$2,147	$14,932

(1)

EBITDA from continuing operations represents net income adjusted for income taxes, interest, and depreciation and amortization. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,989	$55,474
Restricted cash	1,019	1,019
Accounts receivable, net of allowance of $2,517 and $2,508	59,985	58,892
Inventories	5,378	5,077
Costs and estimated earnings in excess of billings	47,544	33,076
Other current assets	8,766	4,901

Total current assets	166,681	158,439

Property, plant and equipment, net	12,716	12,234
Other long-term assets	94,485	95,052

Total assets	$273,882	$265,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$41,406	$37,328
Billings in excess of costs and estimated earnings	13,228	11,335
Other current liabilities	14,753	15,892

Total current liabilities	69,387	64,555

Long-term deferred tax liability	17,748	17,748
Other long-term liabilities	4,210	4,159
Liabilities subject to compromise	7	207

Total liabilities	91,352	86,669

Stockholders’ equity	182,530	179,056

Total liabilities and stockholders’ equity	$273,882	$265,725

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Net cash (used in) provided by operating activities	$(11,978)	$1,418
Net cash (used in) provided by investing activities	(909)	493
Net cash used in financing activities	—	(40,996)
Effect of exchange rate changes on cash	1,402	(1,508)

Net change in cash and cash equivalents	$(11,485)	$(40,593)